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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Johnson & Johnson of our report dated January 25, 1999 relating to the consolidated financial statements, which appears in the Johnson & Johnson 1998 Annual Report to Shareowners, which is incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended January 3, 1999. We also consent to the incorporation by reference of our report dated January 25, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Registration Statement.



                                                      PricewaterhouseCoopers LLP


New York, New York
September 3, 1999